Exhibit 3.1

ARTICLES OF AMENDMENT

TO THE ARTICLES OF INCORPORATION OF

JADE GLOBAL HOLDINGS, INC.

In accordance with Sections 6071002 and 607.1006 of the Florida Business Corporations Act, the undersigned, Director, Vice President and Treasurer of Jade Global Holdings, Inc. (the “Corporation”) hereby certify:

FIRST: The Corporation’s common stock (the “Common Stock”) shall be reduced as reflected in the 20-for-1 stock split described below. All other attributes of the Common Stock shall remain.

“Upon the filing and effectiveness (the “Effective Time”) of these Articles of Amendment, each twenty (20) shares of Common Stock, par value $0.0001 per share, issued and outstanding immediately prior to the Effective Time (the “Old Common Stock”) (including the number of shares of common stock issuable upon exercise or conversion of all issued and outstanding, options, warrants and convertible securities of every kind), shall automatically and without any further action by the Corporation or the holder thereof be combined and reclassified into one validly issued, fully paid and non-assessable share of common stock, par value $0.0001 per share, (the “New Common Stock”) (the “Reverse Stock Split”). The Corporation will not issue fractional shares on account of the foregoing reverse stock split. The Corporation shall not recognize on its stock record books any purported transfer of any fractional share of New Common Stock. Fractional shares outstanding after the Reverse Stock Split will be rounded up. Each stock certificate that, immediately prior to the Effective Time, represented shares of Old Common Stock shall, from and after the Effective Time, automatically and without the necessity of presenting the same for exchange, represent that number of whole shares of New Common Stock into which the shares of Old Common Stock represented by such certificate shall have been reclassified, provided, however, that each holder of record of a certificate that represented shares of Old Common Stock shall receive, upon surrender of such certificate, a new certificate representing the number of whole shares of New Common Stock into which the shares of Old Common Stock represented by such certificate shall have been reclassified. The Reverse Stock Split shall not affect the number of authorized shares of Common Stock. The number of authorized shares of Common Stock shall remain 25,000,000.”

SECOND: The foregoing Articles of Amendment to the Articles of Incorporation were adopted pursuant to Section 607.0821 by the board of directors of the Corporation by written consent dated December 27, 2016.

THIRD: The amendment to the Articles of Incorporation does not adversely affect the rights or the preferences of the holders of outstanding shares of any class or series.

FOURTH: As a result of the Reverse Stock Split, on the Effective Date, the 10,000,629 issued and outstanding common shares of the Corporation were automatically combined into 500,032 issued and outstanding common shares of the Corporation.

FIFTH: These Articles of Amendment to the Articles of Incorporation shall be effective upon filing with the Florida Secretary of State.

IN WITNESS WHEREOF. the Corporation has caused these Articles of Amendment to the Articles of Incorporation to be executed by its duly authorized officer.

Date: March 10, 2017

JADE GLOBAL HOLDINGS, INC.

/s/ Scott J. Silverman
Scott J. Silverman
Director, Vice President and Treasurer